Exhibit 99

Press Release

Contact:         David W. Sharp

(713) 361-2630

For release May 27, 2004

HORIZON OFFSHORE COMPLETES FINANCING, PROVIDES UPDATE ON ISRAEL ELECTRIC PROJECT

HOUSTON-(May 27, 2004)-Horizon Offshore, Inc. (NASDAQ: HOFF) announced today that it has issued $18.75 million aggregate principal amount of 18% subordinated secured notes, due March 31, 2007. The notes were purchased at a 20% discount, for $15 million, resulting in net proceeds of approximately $14 million after offering costs. The net proceeds will be used to collateralize a letter of credit of approximately $9.1 million, required under the Company’s contract with Israel Electric Corporation Ltd., and for working capital needs.

The subordinated note holders have an option to purchase up to an additional $6.25 million in subordinated notes at a 20% discount of the principal amount, which would result in additional gross proceeds to the Company of up to $5 million.

The Company also announced that the DLB SEA HORIZON, the Company’s combination derrick/pipelay barge based in Southeast Asia, will replace the LB GULF HORIZON on the Israel Electric project and will mobilize to Israel within the next few days. As previously announced, the LB GULF HORIZON caught fire offshore and is now at a shipyard in South Carolina undergoing an initial damage assessment.

"This additional funding from our existing subordinated lenders provides additional liquidity at an extremely critical time to meet our immediate cash need to collateralize the letter of credit to Israel Electric. It will also provide additional working capital required to support our operations. Our focus now returns to performance and the opportunity to generate the cash from operations that will provide continuing liquidity," said Bill J. Lam, President and Chief Executive Officer of Horizon Offshore.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt, resolution of the Company's outstanding claims against Pemex; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like ``should'', ``expects'', ``believes'', ``anticipates'', ``may'', ``could'', etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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